Exhibit 10-w-5

Meritor, Inc. 2135 West Maple Road Troy, Michigan 48084-7121 USA 800-535-5560 Tel

meritor.com

Pedro Ferro
Troy, MI

November 2, 2011

Dear Pedro:

This letter confirms our mutual understanding of your employment as an elected officer and Vice President and President, Industrial with Meritor, Inc. (“Company”).

If you accept the terms of this letter, please return a signed copy to me.

Base Salary

You will continue to receive your current monthly base salary in accordance with Company payroll practices. Your performance will be assessed at the end of each performance year against both your annual goals and objectives and the Company’s performance. Based on your performance and the Company’s performance, your salary will be reviewed each year by the Compensation and Management Development Committee of the Board of Directors (“Committee”) which may, at its discretion, adjust your base salary as a direct result of your past performance. Any annual adjustments are typically effective the following February. (Nothing herein shall preclude the Chairman and CEO from effecting a downward adjustment of your salary if in his judgment and the judgment of the Compensation Committee, such adjustment is warranted as a result of the Company’s poor performance or other economic/business related factors.)

Annual Incentive Plans

You will be eligible to participate in the Company’s annual incentive plan (Incentive Compensation Plan or ICP) on a basis consistent with those of comparable executives. Your target award will be based upon the Incentive Compensation Plan target percentage for your position within the Company multiplied by your base salary at the end of the fiscal year. Actual award payments will be in accordance with the terms of the Incentive Compensation Plan and may be adjusted to reflect Company performance and your individual performance as approved by the Committee.

Long-Term Incentives

Your outstanding equity awards are subject to the provisions in your grant letters as well as any related equity award agreements.

You will continue to participate in the Company’s Long-Term Incentive Plan (LTIP) cash performance plan cycles that are underway at the target cash award level contained in your employment or notification letters for those cycles.

In addition, you will be eligible to participate in the Company’s Long-Term Incentive Plan (LTIP) cycles in future years on a basis consistent with those of comparable executives in accordance with the provisions of the LTIP and as approved by the Committee. Your LTIP target levels are based upon your position and Officer Band within the Company at the beginning of the three-year performance cycle.

Pedro Ferro
November 2, 2011

Payment of any awards under the LTIP will be made in accordance with the terms and conditions of the LTIP and any related award agreements.

Stock Ownership Guideline

In order to assure your long term interest in the Company’s success, as an officer of the Company you are expected to acquire and retain a minimum of number of shares of Meritor Company common stock as determined for your level by the Compensation Committee from time to time. You will be notified of this requirement annually. The stock ownership guidelines provide a transition period within which to achieve compliance. This period ends five years after the date the ownership guidelines become applicable to you (i.e., five years after the date of your hire, becoming an officer or change the requirement).

Benefits

You will be eligible to participate in all employee retirement and health and welfare benefit plans maintained by the Company and offered to all full time employees of the Company, including medical, disability, life insurance and vacation, to the extent permitted by the terms of the plans and by the law, subject to the Company’s rights to amend or terminate such plans as set forth in those plans.

As an officer of the Company, you will continue to be eligible for the following additional benefits, payable in accordance with the terms of the applicable policies, subject to the Company’s rights to modify or terminate such benefits:
  Car Allowance

  Financial Counseling Allowance

  Personal Excess Liability Coverage
Severance Benefits

If you incur a separation from service with the Company within the meaning of Section 409A (as defined below) (“Separation from Service”), you will be eligible for certain severance benefits as follows:
  By the Company Without Cause.
  Any accrued and unpaid salary and vacation pay through your date of Separation from Service with the Company (“Accrued Obligations”) paid within thirty (30) days following your Separation from Service or such earlier date as may be required by law.

  Monthly severance pay for a period of eighteen (18) months commencing on the date of your Separation from Service (“Severance Period”) payable in accordance with the following paragraphs. Notwithstanding any other provision of this Agreement to the contrary, in no event will any payments extend beyond the Severance Period.

  Your separation pay will be paid in equal semi-monthly installments beginning with the first payroll cycle that includes the Release Effective Date (as defined on page 6). You will receive any amount due for the period from the date of your Separation from Service through the Release Effective Date in a lump sum within one week of the Release Effective Date.
  Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations thereunder (“Section 409A), you will be required to wait to receive any portion of your severance pay that is not exempt from Section 409A.

Pedro Ferro
November 2, 2011

  A portion of your severance pay may be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). The amount that is exempt under Section 409A is the amount of separation pay that does not exceed two times the lesser of (1) your annualized compensation determined in accordance with Section 409A regulations and (2) the maximum amount that may be taken into account under IRC Section 401(a)(17) for the year in which you separate from service (the “409A Exempt Amount”).

  Any portion of your severance pay that is not exempt under the Section 409A exemption that would otherwise have been paid during the first six months following your Separation from Service will be paid in a lump sum the first payroll cycle following the six month anniversary of your Separation from Service.

  The balance of your severance pay that is not exempt under the Section 409A exemption will be paid in equal semi-monthly payments beginning with the later of (1) the first payroll cycle after the payroll cycle in which the 409A Exempt Amount has been completely paid and (2) the first payroll cycle after your six month anniversary of your Separation from Service.
  Pro-rata annual incentive bonus participation for the then-current fiscal year, based on the time actually worked, paid after the end of the fiscal year, in accordance with the terms of the Incentive Compensation Plan.

  Continued health coverage through the end of the Severance Period, provided that (A) to the extent any such benefit is provided via reimbursement to you, no such reimbursement will be made by the Company later than the end of the year following the year in which the underlying expense is incurred, (B) any such benefit provided by the Company in any year will not be affected by the amount of any such benefit provided by the Company in any other year, subject to any maximum benefit limitations under the applicable plan's terms, and (C) under no circumstances you be permitted to liquidate or exchange any such benefit for cash or any other benefit.

  Continued life insurance coverage through the end of the Severance Period.

  Short and Long-Term Disability coverage will remain in effect through the last day actually worked prior to the start of the Severance Period.

  Vesting or forfeiture of special grants of service-based restricted shares, performance shares or RSUs, made either at the time of your hire or as a special retention incentive, will be determined under the agreement relating to the grant.

  Vesting or forfeiture of all other restricted shares, RSU’s and performance shares and payouts under cash performance plans, will be determined under the terms of the 2010 LTIP (which term as used in this agreement shall include any successor plan) as applicable and any related agreements.

  Payment of all vested benefits under the Company’s savings plans and pension plan if applicable, in accordance with the terms of such plans.

  Reasonable outplacement services for a period of twelve (12) months from the date of your Separation from Service at a cost not to exceed $10,000.

  If you become subsequently employed and covered by a health insurance plan of a new employer, your coverage under the Company’s health plans will cease as of the date you become covered under such other employer’s health plan.
  By the Company for Cause (Cause defined as continued and willful failure to perform duties, provided that you have been given written notice and an opportunity to cure the failure within five business days; gross misconduct which is materially and demonstrably injurious to the Company; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects the Company):
  Accrued Obligations paid within thirty (30) days following your Separation from Service or such earlier date as may be required by law.

  Any vested plan benefits under the Company’s savings plans, payable in accordance with the terms of such plans.

Pedro Ferro
November 2, 2011

  Forfeit all unvested long-term incentive awards, performance shares, restricted stock, RSU’s and cash portions of any Long-Term incentive cycles.

  Forfeit eligibility to receive an annual incentive award.
  By the Executive for any reason (other than death or disability):
  Accrued Obligations paid within thirty (30) days following your Separation from Service or such earlier date as may be required by law.

  Any vested plan benefits under the Company’s savings plans, payable in accordance with the terms of such plans.
Change in Control

In the event of a Change in Control as defined in the 2010 Long-Term Incentive Plans, you will be eligible for vesting and payment of equity grants and awards under cash performance plans under the 2010 Long-Term Incentive Plan in accordance with the terms of that plan and the related grants and agreements.

In the event of your Separation from Service as a result of a Change in Control (as defined in the 2010 Long-Term Incentive Plans) or within one year thereafter (except for Cause), you will also be eligible for:
  The severance terms outlined above under “By The Company Without Cause”; provided, that the full target amount of the annual bonus under the Incentive Compensation Plan for the then-current fiscal year will be paid within thirty (30) days of your termination (instead of a pro rata amount of actual payout at the end of the fiscal year).
Death Benefits
  Accrued Obligations paid within thirty (30) days following your death or such earlier date as may be required by law.

  Pro-rata annual incentive bonus participation for the time actually worked in the year of death, paid in accordance with the terms of the Incentive Compensation Plan.

  Forfeiture or vesting of restricted shares/RSU’s, performance shares and stock options and payouts under cash performance plans in accordance with the terms of the 2010 LTIP, or your original employment letter, as applicable.

  Continued medical, dental and/or vision plan coverage for your spouse and other dependents for six months following your death and at the end of this six month period your spouse and dependents may be eligible for coverage under COBRA (for an additional period not to exceed 30 months).

  Payment of all death benefits under the Company’s savings plans and pension plans, if applicable, in accordance with the terms of such plans.
Disability

Disability is initially defined as the inability to perform the duties of your current job as a result of disease or injury. Based on your years of service, your first six months of disability (“Short-Term Disability”) will result in either full salary continuation for the entire six-month period or a combination of full salary continuation and reduced salary continuation for said six-month period. Following Short-Term Disability, if you are unable to perform your job duties and otherwise meet the requirements for benefits under the Company’s Long-Term Disability Plan, you will be placed on a leave of absence due to Long-Term Disability and will receive benefits under the provisions of the Company’s Long-Term Disability Plan. Following a one and one-half -year period on Long-Term Disability, eligibility for continued coverage under the Company’s Long-Term Disability Plan will be based on your inability to perform any job for which you are qualified by education, training or experience. While you are on Long-Term Disability, you will

Pedro Ferro
November 2, 2011

  Be eligible to receive a pro rata annual incentive bonus based on the time that you were actively at work, paid in accordance with the terms of the Incentive Compensation Plan.

  Forfeit or vest in your equity and cash performance awards in accordance with the terms of the 2010 or the LTIP and any related award agreements.

  Be entitled to medical, dental, vision and life insurance coverage on the same terms as if you were actively employed while you are on Long-Term Disability.

  If you participate in the Company’s defined benefit pension plans, continue to earn vesting service but you will not receive credited service for the purpose of determining your plan benefit; and if you are eligible to receive Company pension contributions to the 401(k) plan and the supplemental 401(k) restoration plan, you will continue to earn vesting service, but Company contributions to such plans will cease.
Deferred Compensation

If you incur a Separation from Service with the Company, any amounts deferred by or on your behalf under the Company’s Deferred Compensation Plan, the Supplemental 401(k) Restoration Plan and the Supplemental Pension Plan, if applicable, will be paid in accordance with the terms of such plans.

Retirement Benefits

You are eligible to participate in the 401(k) savings plan, which has discretionary matching company contributions, and the supplemental savings restoration plan. In addition, you are eligible to receive the pension contribution in accordance with the terms of the Company’s savings plans, which is a percentage of base pay and ICP varying by age that is available under those plans.

Indemnification

The Company will provide indemnification and defend you with regard to any claims arising from any decision made by you in good faith, while performing services for the Company, in accordance with the provisions of the Company’s by-laws.

Director’s and Officer’s Insurance

The Company shall provide you with reasonable Director’s and Officer’s liability insurance coverage.

Non-Compete

For the duration of the Severance Period, except as permitted by the Company’s prior written consent, you are restricted from, in any capacity in which Proprietary Information or the Company’s trade secrets would reasonably be regarded as useful, engage in, be employed by, or in any way advise or act for any business which is a competitor of the Company with respect to the products or services provided by any division or group within the Company to which you devoted substantial attention in the year preceding termination of employment with the Company, and within the national and international geographic markets served by any such division or group. Depending on the scope of your responsibilities in the year preceding termination of employment with the Company, this restriction could potentially apply to a geographic area co-extensive with the Company’s operations, which are worldwide. You will be expected to confirm the terms of this section in writing at the time of termination of active employment. You also agree that if your employment is terminated by the Company, whether with our without Cause, the consideration provided in the Severance Benefits section of this Agreement is sufficient for the restriction described in this paragraph. If you voluntarily terminate your employment with the Company, the consideration for the restriction described in this paragraph will be determined at or near the time of separation.

Pedro Ferro
November 2, 2011

Arbitration

You have previously agreed to sign the Company’s “Mutual Agreement to Arbitrate Claims” and the Company “Standards of Business Conduct and Conflict of Interest Certificate.” Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be submitted to and resolved by final and binding arbitration in Oakland County, Michigan (conducted pursuant to the rules of the American Arbitration Association).

Proprietary Information

In the event you leave employment of the Company for any reason, you agree that you will not disclose, nor will you use, any Company proprietary information after you leave employment of the Company.

Release Agreement

You agree that, as a condition to receive any amounts or benefits payable upon your Separation from Service (other than Accrued Obligations and benefits in which you are otherwise vested under the terms of the applicable benefits plans), you will execute a general release agreement in a form provided by the Company, within 21 days (45 days in the case of a group termination) of the date of your Separation from Service and not revoke such acceptance of the agreement within any revocation period prescribed by law. The date the release agreement becomes irrevocable will be the Release Effective Date. If you do not sign a general release agreement within 14 days of the date of your Separation from Service or if you sign such agreement and revoke it within such 14 day period, any amounts and benefits (other than Accrued Obligations and benefits in which you are otherwise vested under the terms of the applicable benefit plans) will cease as of last day of such 14 day period and will not resume unless and until the Release Effective Date. In such case, any unpaid amounts for the period from the 14th day following your separation from service to the Release Effective Date will be paid on the first payroll date that includes the Release Effective Date. Notwithstanding any other provision of this Agreement to the contrary, if you do not sign the general release agreement within the 21 day (or 45 day period, as the case may be) or if you sign such agreement and revoke it within the 21 day (or 45 day period, as the case may be) no amounts or benefits will be payable upon your Separation from Service (other than Accrued Obligations and benefits in which you are otherwise vested under the terms of the applicable benefit plans).

Review by Counsel

You acknowledge and agree that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by the Company as set forth in this agreement and is consistent in all respects with discussions by the Company’s personnel with you.

Pedro Ferro
November 2, 2011

Entire Agreement

Except with respect to provisions regarding vesting or forfeiture of certain equity grants and payout of cash plans that are specifically referred to above, this letter supersedes the provisions of any prior employment letter between you and the Company. Notwithstanding the foregoing, the Invention Assignment and Arbitration Agreements remain in full force and effect.

Successors and Assigns

This agreement will be binding upon and inure to the benefit of any successors to the Company.

Counterparts

This agreement may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.

Governing Law

This agreement will be governed by the laws of the State of Michigan.

Sincerely,

Charles G. McClure, Jr.
Chairman, Chief Executive Officer and President
Meritor, Inc.

Accepted:

/s/ Pedro Ferro
Pedro Ferro	Date: November 17, 2011